UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1
to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VISTACARE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	06-1521534

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4800 North Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities Act registration statement file number to which this form relates :	(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

Explanatory Note

This Amendment No. 1 to Form 8-A amends the Form 8-A filed by the Registrant with the Securities and Exchange Commission on August 20, 2004.

ITEM 1. Description Of Registrant’s Securities To Be Registered.

     On March 16, 2005, VistaCare, Inc., a Delaware corporation (the “Company”), pursuant to approval by the Company’s Board of Directors, amended its Rights Agreement dated as of August 18, 2004 (the “Rights Agreement”), between the Company and EquiServe Trust Company, N.A., as Rights Agent. The First Amendment to Rights Agreement (the “First Amendment”) between the Company and the Rights Agent modifies the definition of “Grandfathered Person” to clarify that (i) if at any time after the Grandfather Date a Grandfathered Person (together with all Affiliates and Associates of such Grandfathered Person) ceases to be the Beneficial Owner of securities of the Company constituting 15% or more of the Voting Power of the Company, such Grandfathered Person shall immediately and irrevocably cease to be a Grandfathered Person and shall thereafter be subject to all of the restrictions set forth in the Rights Agreement as fully as if such Person had never been a Grandfathered Person as of the Grandfather Date; and (ii) no Person who (together with all Affiliates and Associates of such Person) does not hold 15% or more of the Voting Power of the Company as of the date of the First Amendment shall be deemed a Grandfathered Person. Capitalized terms used in this Amendment No. 1 to Form 8-A that are not defined herein have the meanings ascribed to them in the Rights Agreement.

     The First Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment attached hereto.

ITEM 2. Exhibits.

Exhibit No.	Description of Exhibit
1	First Amendment to Rights Agreement, dated as of March 16, 2005, by and between VistaCare, Inc. and EquiServe Trust Company, N.A., as Rights Agent.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VISTACARE, INC.
Date: March 16, 2005	By:	/s/ Stephen Lewis
Stephen Lewis
Secretary

2

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1	First Amendment to Rights Agreement, dated as of March 16, 2005, by and between VistaCare, Inc. and EquiServe Trust Company, N.A., as Rights Agent.